Exhibit 99.1

For immediate release	November 10, 2020

Crown Crafts Reports Fiscal 2021 Second Quarter Results

●	Net sales increased 16.7% for the quarter
●	Record net income of $2.5 million for the quarter, an increase of 39.8%
●	Company ended the quarter with a $6.8 million cash balance
●	Board declares a special dividend of $0.25 per share in addition to a quarterly dividend of $0.08 per share

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today reported results for the second quarter of fiscal year 2021, which ended September 27, 2020.

“We once again demonstrated strong performance with improvements in net sales, gross margin and net income for both the quarter and year-to-date periods. We are pleased with this performance, which has been driven by increased consumer demand for our products despite the challenging economic environment,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer. “Our financial position remains strong and we will continue to maintain a tight control over costs. Additionally, our continued focus on developing products that meet the high standards of parents has led to our Sassy® Stacks of Circles™ Ring Stacker being awarded Newsweek’s Best in STEM 2021 Award for all age groups,” Chestnut continued.

Financial Results

Net income for the second quarter of fiscal 2021 was $2.5 million, or $0.24 per diluted share, on net sales of $21.7 million, compared with net income of $1.8 million, or $0.18 per diluted share, on net sales of $18.6 million for the second quarter of fiscal 2020. Gross profit for the current year quarter increased to 32.8% of net sales, up from 31.6% of net sales in the prior-year quarter. The net income of $2.5 million for the quarter was the best second quarter since 2002, excluding the effect of a gain on debt refinancing in the second quarter of fiscal 2007*, and the best of any quarter in more than ten years.

For the six-month fiscal period, net income was $3.7 million, or $0.36 per diluted share, on net sales of $37.9 million, compared with net income of $2.9 million, or $0.28 per diluted share, on net sales of $34.5 million for the first six months of fiscal 2020. Prior year net income was impacted favorably by $292,000, or $0.03 per diluted share, due to a reversal of a portion of reserves for unrecognized tax liabilities and the related interest and penalties that had been previously accrued. Gross profit for the six-month period was 32.0% of net sales, up from 30.2% of net sales in the prior-year period.

Board Declares Special and Quarterly Cash Dividends

The Company also announced that its Board of Directors declared a special cash dividend on the Company’s Series A common stock of $0.25 per share, along with  a quarterly cash dividend of  $0.08 per share.  Both dividends will be paid on December 31, 2020 to stockholders of record at the close of business on December 11, 2020. “These dividends are a reflection of the Board’s continued optimism regarding our long-range outlook and the strength of our future cash flow from operations,” Chestnut said.  "Upon payment of the special and quarterly dividends, Crown Crafts will have distributed more than $46 million in total dividends to shareholders since 2010," he continued.

Conference Call

The Company will host a teleconference on Wednesday, November 11, 2020 at 1:00 p.m. Central Standard Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (844) 861-5504 and ask to be joined into the Crown Crafts, Inc. call. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 4:00 p.m. Central Standard Time on November 18, 2020. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 10148765.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products. Founded in 1957, Crown Crafts is one of America’s largest producers of infant bedding, toddler bedding, bibs and developmental toys. The Company operates through its three wholly owned subsidiaries, NoJo Baby & Kids, Inc., Sassy Baby, Inc. and Carousel Designs, LLC, which market a variety of infant, toddler and juvenile products under Company-owned trademarks, as well as licensed collections and exclusive private label programs. Sales are made directly to retailers such as mass merchants, large chain stores and juvenile specialty stores, as well as directly to consumers through www.babybedding.com. For more information, visit the Company’s website at www.crowncrafts.com.

(*) Adjusted net income for the second quarter of fiscal 2007 is a non-GAAP financial measure. Reported net income for the second quarter of fiscal 2007 was $5.4 million. After excluding the effect of a $4.1 gain on debt refinancing ($3.7 million net of income taxes), adjusted net income for the second quarter of fiscal 2007 was $1.7 million.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, the impact of the COVID-19 pandemic on the Company’s business operations, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the Company’s ability to successfully integrate newly acquired businesses, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:	Olivia W. Elliott
Vice President and Chief Financial Officer (225) 647-9124 oelliott@crowncrafts.com

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

	Three-Month Periods Ended		Six-Month Periods Ended
	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019
Net sales	$21,659	$18,560	$37,864	$34,502
Gross profit	7,094	5,869	12,117	10,420
Gross profit percentage	32.8%	31.6%	32.0%	30.2%
Income from operations	3,292	2,393	4,935	3,492
Income before income tax expense	3,290	2,382	4,930	3,518
Income tax expense	803	603	1,228	660
Net income	2,487	1,779	3,702	2,858
Basic earnings per share	$0.24	$0.18	$0.36	$0.28
Diluted earnings per share	$0.24	$0.18	$0.36	$0.28

Weighted Average Shares Outstanding:
Basic	10,208	10,143	10,189	10,131
Diluted	10,214	10,143	10,193	10,131

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	September 27, 2020
	(Unaudited)	March 29, 2020
Cash and cash equivalents	$6,832	$282
Accounts receivable, net of allowances	18,797	17,803
Inventories	19,191	17,732
Total current assets	45,545	37,041
Operating lease right of use assets	4,029	4,896
Finite-lived intangible assets - net	5,174	5,577
Goodwill	7,125	7,125
Total assets	$64,417	$57,173

Total current liabilities	12,826	6,479
Long-term debt	1,057	2,578
Operating lease liabilities, noncurrent	4,242	4,959

Shareholders’ equity	45,507	42,436
Total liabilities and shareholders’ equity	$64,417	$57,173